Exhibit 3

(Information provided as of June 23, 2003 in response

to Items 2 through 6 of Schedule 13D)

Executive Officers, Directors and Persons Controlling

IDB Holding Corporation Ltd.

Address is: 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel

(citizenship the same as country of residence unless otherwise noted)

Name and Address	Position	Principal Occupation

Nochi Dankner 46 Rothschild Blvd., 22nd floor Tel-Aviv 66883, Israel	Chairman of the Board	Business Manager, Chairman and Director of Companies, Attorney

Shelly Dankner-Bergman 12 Recanati St, Ramat- Aviv Gimel Tel-Aviv 69494, Israel	Director	Director of Companies

Zvi Livnat Taavura Junction, Ramla 72102, Israel	Director and Co-Chief Executive Officer	Vice President of Taavura Holdings

Avi Fischer 11 Beit Zuri St. Ramat Aviv, Tel-Aviv, Israel	Director and Co-Chief Executive Officer	Partner in Fischer, Behar, Chen & Co. law firm, Chairman of Ganden tourism & Aviation Ltd., Vice-Chairman of Ganden Holdings Ltd., Director of companies

Isaac Manor* 26 Hagderot St. Savion, Israel	Director	Chairman of the board of Automobile Companies

Dori Manor* 18 Hareches St. Savion, Israel	Director	Chief Executive Officer of Automobile Companies

Lior Hannes 46 Rothschild Blvd., 22nd floor Tel-Aviv 66883, Israel	Director	CEO of Ganden Tourism & Aviation Ltd., Director of companies

Refael Bisker 46 Rothschild Blvd., 22nd floor Tel-Aviv 66883, Israel	Director	CEO of Ganden Real Estate Ltd., Chairman & Director of Companies

Name and Address	Position in Clal Industries	Principal Occupation

Darko Horvat** 20 Kensington Park Gardens, London W113HD, UK	Director	Founder owner and president of Aktiva group

Jacob Schimmel*** 54-56 Euston St. London NW1 U.K.	Director	Chairman & CEO of UKI Investments

Shaul Ben-Zeev Taavura Junction, P.O.Box 320 Ramla 72102, Israel	Director	Chief Executive Officer Avraham Livnat Ltd.

Eliahu Cohen 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Director	CEO of IDB Holding and IDB Development

Rolando Eisen 2A Geiger Street Neveh Avivim, Tel Aviv, Israel	Independent Director	Director of Companies

Josef Kucik # 35 Wingate St., Herzliah Pituach, Israel	Independent Director	Director of Companies

Meir Rosenne 14 Aluf Simhony Street Jerusalem, Israel	Director	Attorney

Name and Address	Position	Principal Occupation

Zehavit Joseph**** 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer of IDB Holding and IDB Development

Rina Cohen 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Controller	Controller of IDB Holding and IDB Development

*                                         Mr. Isaac Manor and Mr. Dori Manor are dual citizens of Israel and French

**                                  Mr Darko Horvat is a citizen of Slovenia

***                           Mr. Jacob Schimmel is a citizen of Great Britain

****                    Ms. Joseph is a dual citizen of Israel and the United States.

#                                         Has given notice of retirement as of July 1, 2003

Based on the information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items

2 (d) and 2 (e) of Schedule 13D.